UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2008

DTS, Inc.

(Exact name of registrant as specified in its charter)

000-50335

(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

5171 Clareton Drive

Agoura Hills, California 91301

(Address of principal executive offices, with zip code)

(818) 706-3525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On October 8, 2008, DTS, Inc. was served with a complaint filed in the U.S. District Court in the Northern District of California by Zoran Corporation, a former licensee of certain DTS technology whose license was terminated, alleging violation of the Sherman Act and patent misuse.

The protection of its intellectual property assets is fundamental to DTS’ business model.  Over the past 10 months, DTS and Zoran have had discussions regarding DTS’ assertion that Zoran has breached the terms of a license agreement between the parties related to DTS’ standard definition 5.1 Coherent Acoustics technology.  After Zoran repeatedly failed to take adequate measures to protect DTS’ intellectual property and compensate DTS for damages resulting from the breaches, DTS terminated the license agreement.

During these discussions, DTS denied Zoran’s request for a separate license to DTS’ technology for Blu-ray.  In its lawsuit, Zoran attempts to characterize DTS’ decision not to grant a separate license as a violation of the Sherman Act and patent misuse.  DTS believes it has no obligation to grant a license to a party unwilling to take appropriate actions to protect DTS’ valuable intellectual property.  DTS also believes that granting such a license would be unfair to licensees who do protect DTS’ intellectual property as well as contrary to the interests of the Blu-ray Disc Association and its members.

DTS is currently reviewing the complaint and preparing its answer and the counterclaims it intends to assert against Zoran.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: October 10, 2008	By:	/s/ Melvin Flanigan

Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer